Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-122208
Prospectus Supplement
Number 6
14,032,896 Shares
Great Wolf Resorts, Inc.
Common Stock

     This prospectus supplement relates to the public offering of up to 14,032,896 shares of common stock by some of our existing shareholders, as described in the prospectus dated May 11, 2005, as supplemented from time to time, which we refer to as the prospectus. This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

     You should carefully consider the risk factors described beginning on page 12 of the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 12, 2005.
Recent Developments
     On September 12, 2005, we announced the formation of a joint venture to develop Great Wolf Lodge resort in Grapevine, Texas, at the intersection of State Highway 26 and Business 114 across from the Gaylord Texan. We will operate the resort under our Great Wolf Lodge brand.
     The six-story, approximately 400-suite resort will provide a comprehensive package of amenities and activities. Planned amenities include a 80,000 square-foot indoor entertainment area, family restaurants, an arcade, gift shop, confectionery, spa, fitness center, and outdoor recreation area. Construction on the 400,000 square-foot building is scheduled to begin spring 2006 with opening slated for summer/fall 2007.
     We also announced an updated schedule for projects currently underway or planned, as follows:
—	Pocono Mountains, Pa — 401-suite resort, target opening October 2005.

—	Wisconsin Dells, Wis. — waterpark expansion, target opening March 2006.

—	Niagara Falls, Ontario — 404-suite resort, target opening spring 2006.

—	Williamsburg, Va. — 100-suite expansion, target opening late 2006.

—	Mason, Ohio — 404-suite resort and a 40,000 sq. ft. conference center, target opening late 2006.

—	Chehalis, Wash. — 317-suite resort and a 30,000 sq. ft. conference center, target opening spring 2007.

—	Grapevine, Texas — approximately 400-suite resort, target opening summer/fall 2007.
     The expected opening of the Chehalis, Washington, Great Wolf Lodge project has been postponed until spring 2007 because of delays in transferring the land into trust.